2003 Semiannual Report American Strategic Income Portfolio II
Shareholder UPDATE (Unaudited)
Annual Meeting Results
An annual meeting of the Funds shareholders was held on October 28, 2003. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The Funds shareholders elected the following nine
directors:
			   Shares    Shares Withholding
			  Voted For  Authority to Vote
Benjamin R. Field III ... 14,989,680     214,821
Mickey P. Foret ......... 14,986,817 	 217,684
Robert A. Gibson ........ 14,990,023 	 214,478
Victoria J. Herget ...... 14,993,587 	 210,914
Leonard W. Kedrowski .... 14,993,575 	 210,926
Richard K. Riederer...... 14,990,182  	 214,319
Joseph D. Strauss........ 14,994,575 	 209,926
Virginia L. Stringer .... 14,993,575 	 210,926
James M. Wade ........... 14,991,236 	 213,265

2. The Funds shareholders ratified the selection by the
Funds board of directors of Ernst & Young as the
independent public accountants for the Fund for the
fiscal year ending May 31, 2004. The following
votes were cast regarding this matter:
  Shares        Shares            	  Broker
 Voted For   Voted Against  Abstentions  Non-Votes
 14,590,939    533,062        80,500        -